Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter EPS of $1.07
2014 Fourth Quarter

•	Net earnings of $245.3 million, or $1.07 per diluted share, compared to $164.1 million, or $0.73 per diluted share

•	Deliveries of 6,950 homes – up 23%

•	New orders of 5,492 homes – up 22%; new orders dollar value of $1.8 billion – up 24%

•	Backlog of 5,832 homes – up 21%; backlog dollar value of $2.0 billion – up 22%

•	Revenues of $2.6 billion – up 35%

•	Gross margin on home sales of 25.6%
•Improved 40 basis points from Q3 2014
•Down 120 basis points from Q4 2013

•	S,G&A expenses as a % of revenues from home sales of 9.6% – improved 30 basis points

•	Operating margin on home sales of 16.0%
•Improved 120 basis points from Q3 2014
•Down 90 basis points from Q4 2013

•	Lennar Homebuilding operating earnings of $375.1 million, compared to $294.2 million

•	Lennar Financial Services operating earnings of $30.2 million, compared to $17.0 million

•
Rialto operating earnings totaled $38.2 million (after an add back of $1.8 million of net loss attributable to noncontrolling interests), compared to $13.9 million (net of $1.7 million of net earnings attributable to noncontrolling interests)

•	Lennar Multifamily operating loss of $6.1 million, compared to $6.5 million

•	Lennar Homebuilding cash and cash equivalents of $886 million

•	Issued $350 million of 4.50% senior notes due November 2019

•	No outstanding borrowings under the $1.5 billion credit facility

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 44.1%
2014 Fiscal Year

•	Net earnings of $638.9 million, or $2.80 per diluted share, compared to $479.7 million, or $2.15 per diluted share

•	Deliveries of 21,003 homes – up 15%

•	New orders of 22,029 homes – up 16%

•	Revenues of $7.8 billion – up 31%

(more)

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Miami, January 15, 2015 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2014. Fourth quarter net earnings attributable to Lennar in 2014 were $245.3 million, or $1.07 per diluted share, compared to $164.1 million, or $0.73 per diluted share, in the fourth quarter of 2013. Net earnings attributable to Lennar for the year ended November 30, 2014 were $638.9 million, or $2.80 per diluted share, compared to $479.7 million, or $2.15 per diluted share, for the year ended November 30, 2013.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “As the housing market has continued its slow but steady recovery, we are extremely pleased with our fourth quarter and fiscal 2014 results, as we achieved a 50% and 33% year-over-year increase in net earnings, respectively. The recovery has been, and will continue to be, driven forward by years of production deficit that has limited supply in both the “for sale” and “for rent” markets, while it has been constrained by reduced access to credit availability.”
Mr. Miller continued, “While a number of macroeconomic factors have contributed to ongoing choppiness in the recovery, with more pressure on sales prices and gross margins, we remain optimistic about the continuation of the recovery based on the following factors:

•	Recent changes to down payments, guaranty fees and underwriting standards articulated by FHFA and HUD
•Consumer stimulus provided by lower gasoline prices
•Greater affordability driven by lower interest rates
•General improvements seen in the national employment environment.
Our core homebuilding business continues its industry-leading execution with gross margins and operating margins of 25.6% and 16.0% in our fourth quarter, respectively. New orders in the quarter rose 22% and deliveries increased 23% over the prior year, with increases in each of our reporting regions. Our sales backlog dollar value increased 22% from last year to approximately $2.0 billion, providing an excellent foundation going forward.
In fiscal 2015, despite slightly lower gross margins, our core homebuilding business is well positioned to deliver strong top and bottom-line growth throughout the year.
Complementing our homebuilding business, our Financial Services segment’s earnings for the quarter increased 78% from 2013 to $30.2 million. Rialto’s investment management and commercial lending businesses had another quarter of strong earnings. During the fourth quarter, Rialto generated $38.2 million of earnings, which included the receipt of a $34.7 million advanced distribution with regard to its carried interest in Rialto Real Estate Fund I. In addition, our Multifamily business continues to mature with a pipeline of over $5 billion, and we anticipate a significant contribution from this segment starting in late 2015.”

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Mr. Miller concluded, “While our homebuilding business continues to be the primary driver of our quarterly earnings, we are extremely well positioned across all of our platforms. Overall, we anticipate another year of substantial profitability in 2015, as the housing market continues its slow and steady progression.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2014 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2013
Lennar Homebuilding
Revenues from home sales increased 32% in the fourth quarter of 2014 to $2.3 billion from $1.7 billion in the fourth quarter of 2013. Revenues were higher primarily due to a 23% increase in the number of home deliveries, excluding unconsolidated entities and a 7% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 6,948 homes in the fourth quarter of 2014 from 5,639 homes in the fourth quarter of 2013. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $329,000 in the fourth quarter of 2014 from $307,000 in the fourth quarter of 2013. Sales incentives offered to homebuyers were $23,100 per home delivered in the fourth quarter of 2014, or 6.6% as a percentage of home sales revenue, compared to $20,600 per home delivered in the same period last year, or 6.3% as a percentage of home sales revenue.
Gross margins on home sales were $584.4 million, or 25.6%, in the fourth quarter of 2014, compared to $465.0 million, or 26.8%, in the fourth quarter of 2013. Gross margin percentage on home sales decreased compared to the fourth quarter of 2013, primarily due to an increase in materials, labor and land costs and an increase in sales incentives offered to homebuyers as a percentage of revenue from home sales, partially offset by an increase in the average sales price of homes delivered and $5.8 million of Chinese drywall settlements. Gross profits on land sales totaled $15.6 million in the fourth quarter of 2014, compared to $8.1 million in the fourth quarter of 2013.
Selling, general and administrative expenses were $218.6 million in the fourth quarter of 2014, compared to $172.3 million in the fourth quarter of 2013. As a percentage of revenues from home sales, selling, general and administrative expenses decreased to 9.6% in the fourth quarter of 2014, from 9.9% in the fourth quarter of 2013, primarily due to improved operating leverage.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($3.7) million in the fourth quarter of 2014, compared to $0.7 million in the fourth quarter of 2013. In the fourth quarter of 2014, Lennar Homebuilding equity in loss from unconsolidated entities included $4.3 million of the Company's share of a valuation adjustment related to assets of a Lennar Homebuilding unconsolidated entity, partially offset by the Company's share of operating earnings of Lennar Homebuilding unconsolidated entities.

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Lennar Homebuilding other income, net totaled $2.4 million in the fourth quarter of 2014, compared to $13.3 million in the fourth quarter of 2013. In the fourth quarter of 2013, Lennar Homebuilding other income, net included the sale of a rental operating property by one of our consolidated joint ventures that resulted in a gain of $14.4 million (the transaction resulted in a net loss of $3.2 million after considering the impact of noncontrolling interests totaling $17.6 million).
Lennar Homebuilding interest expense was $60.0 million in the fourth quarter of 2014 ($53.7 million was included in cost of homes sold, $1.0 million in cost of land sold and $5.2 million in other interest expense), compared to $58.8 million in the fourth quarter of 2013 ($37.8 million was included in cost of homes sold, $0.5 million in cost of land sold and $20.5 million in other interest expense). The increase in interest expense is primarily related to an increase in interest expense included in cost of homes sold due to an increase in the Company's outstanding debt and an increase in home deliveries. This was partially offset by a decrease in interest expense included in other interest expense due to an increase in qualifying assets eligible for interest capitalization.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $30.2 million in the fourth quarter of 2014, compared to $17.0 million in the fourth quarter of 2013. The increase in profitability was primarily due to higher volume and higher profit per transaction in the segment's mortgage and title operations.
Rialto
Operating earnings for the Rialto segment were $38.2 million in the fourth quarter of 2014 (which included $36.4 million of operating earnings and an add back of $1.8 million of net loss attributable to noncontrolling interests), compared to operating earnings of $13.9 million (which included $15.6 million of operating earnings offset by $1.7 million of net earnings attributable to noncontrolling interests) in the fourth quarter of 2013.
Revenues in this segment were $88.3 million in the fourth quarter of 2014, compared to revenues of $58.9 million in the fourth quarter of 2013. Revenues increased primarily due to the receipt of a $34.7 million advanced distribution with regard to Rialto's carried interest in Rialto Real Estate Fund, LP (“Fund I”) in order to cover the income tax obligation which resulted from allocations of taxable income to Rialto’s general partner interest. This was partially offset by a decrease in securitization revenue and interest income from Rialto Mortgage Finance (“RMF”) and a decrease in interest income associated with Rialto’s portfolio of real estate loans.
Expenses in this segment were $74.3 million in the fourth quarter of 2014, compared to expenses of $56.8 million in the fourth quarter of 2013. Expenses increased primarily due to an increase in loan impairments of $10.3 million primarily due to the change from the accretable yield income method to a cost recovery basis method on Rialto's portfolio of real estate loans. The Company made this determination in order to better reflect the performance of the loan portfolios due to the uncertainty in estimating the timing and amount of future cash flows.

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In addition, expenses increased due to an increase in interest expense and other general administrative expenses, partially offset by a decrease in RMF securitization expenses.
Rialto equity in earnings from unconsolidated entities was $16.0 million and $6.5 million in the fourth quarter of 2014 and 2013, respectively, primarily related to the Company’s share of earnings from the Rialto real estate funds. The higher equity in earnings related to increases in fair value and recognition of gains related to certain assets in the Rialto real estate funds.
In the fourth quarter of 2014, Rialto other income, net was $6.4 million, which consisted primarily of $15.8 million of net realized gains on the sale of real estate owned ("REO") and rental and other income, partially offset by expenses related to owning and maintaining REO, $8.8 million of impairments on REO and other expenses. In the fourth quarter of 2013, Rialto other income, net was $7.0 million, which consisted primarily of $11.9 million of net realized gains on the sale of REO, a gain of $8.5 million related to a bargain purchase acquisition, which involved cash and a loan receivable as consideration, and rental income, partially offset by expenses related to owning and maintaining REO and $6.2 million of impairments on REO.
Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $6.1 million in the fourth quarter of 2014, compared to $6.5 million in the fourth quarter of 2013. In the fourth quarter of 2014 and 2013, operating loss primarily related to general and administrative expenses, partially offset by management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $57.7 million, or 2.2% as a percentage of total revenues, in the fourth quarter of 2014, compared to $43.3 million, or 2.3% as a percentage of total revenues, in the fourth quarter of 2013. As a percentage of revenue, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings attributable to noncontrolling interests were $7.3 million and $18.9 million in the fourth quarter of 2014 and 2013, respectively. Net earnings attributable to noncontrolling interests in the fourth quarter of 2014 were primarily attributable to a strategic transaction by one of Lennar Homebuilding's consolidated joint ventures that impacted noncontrolling interests by $5.6 million. Net earnings attributable to noncontrolling interests in the fourth quarter of 2013 were primarily attributable to a transaction by one of the Company's consolidated joint ventures that impacted noncontrolling interests by $17.6 million.

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Debt Transactions
During the fourth quarter of 2014, the Company issued $350 million of 4.50% senior notes due November 2019. The net proceeds of the sales will be used for working capital and general corporate purposes. In addition, in September 2014, the Company retired its $250 million 5.50% senior notes due September 2014 for 100% of the outstanding principal amount, plus accrued and unpaid interest as of the maturity date.
YEAR ENDED NOVEMBER 30, 2014 COMPARED TO
YEAR ENDED NOVEMBER 30, 2013
Lennar Homebuilding
Revenues from home sales increased 29% in the year ended November 30, 2014 to $6.8 billion from $5.3 billion in 2013. Revenues were higher primarily due to a 15% increase in the number of home deliveries, excluding unconsolidated entities, and a 12% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 20,971 homes in the year ended November 30, 2014 from 18,234 homes last year. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $326,000 in the year ended November 30, 2014 from $290,000 in the year ended November 30, 2013. Sales incentives offered to homebuyers were $21,400 per home delivered in the year ended November 30, 2014, or 6.2% as a percentage of home sales revenue, compared to $20,500 per home delivered in the year ended November 30, 2013, or 6.6% as a percentage of home sales revenue.
Gross margins on home sales were $1.7 billion, or 25.4%, in the year ended November 30, 2014, compared to $1.3 billion, or 24.9%, in the year ended November 30, 2013. Gross margin percentage on home sales improved compared to the year ended November 30, 2013, primarily due to an increase in the average sales price of homes delivered, a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales and $20.9 million of insurance recoveries and other nonrecurring items, partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $41.7 million in the year ended November 30, 2014, compared to $17.0 million in the year ended November 30, 2013. Gross profits on land sales in the year ended November 30, 2013 included a $4.8 million recovery of an option deposit previously written-off.
Selling, general and administrative expenses were $714.8 million in the year ended November 30, 2014, compared to $559.5 million in the year ended November 30, 2013. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.5% in the year ended November 30, 2014, from 10.6% in the year ended November 30, 2013.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($0.4) million in the year ended November 30, 2014, compared to $23.8 million in the year ended November 30, 2013. In the year ended November 30, 2014, Lennar Homebuilding equity in loss from unconsolidated entities related to the Company's

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share of operating losses of Lennar Homebuilding unconsolidated entities, which included $4.6 million of the Company's share of valuation adjustments related to assets of Lennar Homebuilding unconsolidated entities, partially offset by the Company's share of operating earnings of $4.7 million related to third-party land sales by one unconsolidated entity. In the year ended November 30, 2013, Lennar Homebuilding equity in earnings from unconsolidated entities included the Company's share of operating earnings of $19.8 million primarily related to sales of homesites to third parties by one unconsolidated entity.
Lennar Homebuilding other income, net totaled $7.5 million in the year ended November 30, 2014, compared to $27.3 million in the year ended November 30, 2013. In the year ended November 30, 2013, Lennar Homebuilding other income, net was primarily due to management fees and the sale of a rental operating property by one of our consolidated joint ventures that resulted in a gain of $14.4 million (the transaction resulted in a net loss of $3.2 million after considering the impact of noncontrolling interests totaling $17.6 million), partially offset by other expenses.
Lennar Homebuilding interest expense was $201.5 million in the year ended November 30, 2014 ($161.4 million was included in cost of homes sold, $3.6 million in cost of land sold and $36.6 million in other interest expense), compared to $214.3 million in the year ended November 30, 2013 ($117.8 million was included in cost of homes sold, $2.6 million in cost of land sold and $93.9 million in other interest expense). Interest expense decreased due to an increase in qualifying assets eligible for interest capitalization, partially offset by an increase in the Company's outstanding debt and an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $80.1 million in the year ended November 30, 2014, compared to $85.8 million in the year ended November 30, 2013. The decrease in profitability was primarily due to a more competitive environment as a result of a significant decrease in refinance transactions, which resulted in lower profit per transaction in the segment's mortgage operations.
Rialto
Operating earnings for the Rialto segment were $66.6 million in the year ended November 30, 2014 (which included $44.1 million of operating earnings and an add back of $22.5 million of net loss attributable to noncontrolling interests), compared to operating earnings of $19.9 million (which included $26.1 million of operating earnings, partially offset by $6.2 million of net earnings attributable to noncontrolling interests) in the year ended November 30, 2013.
Revenues in this segment were $230.5 million in the year ended November 30, 2014, compared to revenues of $138.1 million in the year ended November 30, 2013. Revenues increased primarily due to the receipt of a $34.7 million advanced distribution with regard to Rialto's carried interest in Fund I in order to cover the income tax obligation which resulted from allocations of taxable income to Rialto’s general partner interest. In addition,

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revenues increased due to an increase in securitization revenue and interest income from RMF, partially offset by a decrease in interest income associated with Rialto’s portfolio of real estate loans.
Expenses in this segment were $249.1 million in the year ended November 30, 2014, compared to expenses of $151.1 million in the year ended November 30, 2013. Expenses increased primarily due to an increase in loan impairments of $41.0 million due to changes in estimated cash flows expected to be collected on the segment’s loan portfolios and the change from the accretable yield income method to a cost recovery basis method. In addition, expenses increased due to an increase in interest expense and other general administrative expenses.
Rialto equity in earnings from unconsolidated entities was $59.3 million and $22.4 million in the years ended November 30, 2014 and 2013, respectively, primarily related to the Company's share of earnings from the Rialto real estate funds. The higher equity in earnings related to increases in fair value and recognition of gains related to certain assets in the Rialto real estate funds.
In the year ended November 30, 2014, Rialto other income, net was $3.4 million, which consisted primarily of net realized gains on the sale of REO of $43.7 million and rental and other income, partially offset by expenses related to owning and maintaining REO, $19.3 million of impairments on REO and other expenses. In the year ended November 30, 2013, Rialto other income, net was $16.8 million, which consisted primarily of net realized gains on the sale of REO of $48.8 million, a gain of $8.5 million related to a bargain purchase acquisition, which included cash and a loan receivable as consideration, and rental income, partially offset by expenses related to owning and maintaining REO and impairments on REO of $16.1 million.
Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $11.0 million in the year ended November 30, 2014, compared to $17.0 million in the year ended November 30, 2013. In the year ended November 30, 2014, the operating loss in Lennar Multifamily primarily related to general and administrative expenses, partially offset by the segment's share of gains of $14.7 million as a result of the sale of two operating properties by Lennar Multifamily unconsolidated entities and management fee income. In the year ended November 30, 2013, the operating loss in Lennar Multifamily primarily related to general and administrative expenses, partially offset by gross profit on a land sale and management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $177.2 million, or 2.3% as a percentage of total revenues, in the year ended November 30, 2014, compared to $146.1 million, or 2.5% as a percentage of total revenues, in the year ended November 30, 2013. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.

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Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($10.2) million and $25.3 million in the years ended November 30, 2014 and 2013, respectively. Net loss attributable to noncontrolling interests in the year ended November 30, 2014 was primarily due to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by a strategic transaction by one of Lennar Homebuilding's consolidated joint ventures that impacted noncontrolling interests by $5.6 million. In the year ended November 30, 2013, net earnings attributable to noncontrolling interests were primarily attributable to a transaction by one of the Company's consolidated joint ventures that impacted noncontrolling interests by $17.6 million.
Income Taxes
During the year ended November 30, 2014, the Company had a $341.1 million tax provision related to pre-tax earnings of the period, compared to a $177.0 million net tax provision in the year ended November 30, 2013, which included a tax benefit of $67.1 million for a valuation allowance reversal.
Debt Transactions
In February 2014, the Company issued $500 million of 4.500% senior notes due June 2019 and in November 2014, the Company issued $350 million of 4.50% senior notes due November 2019. The net proceeds of the sales were and will be used for working capital and general corporate purposes.
In September 2014, the Company retired its $250 million 5.50% senior notes due September 2014 for 100% of the outstanding principal amount, plus accrued and unpaid interest as of the maturity date.
In March 2014, the Rialto segment issued $100 million of its 7.00% senior notes due 2018, which was in addition to the $250 million that had been issued in November 2013. Rialto used the net proceeds of the offering to provide additional working capital to RMF, to make investments in the funds that Rialto manages as well as for general corporate purposes.
Credit Facility
During the year ended November 30, 2014, the Company increased the aggregate principal amount of its unsecured revolving credit facility (the “Credit Facility”) from $950 million to $1.5 billion, which includes a $248 million accordion feature, subject to additional commitments, and extended the Credit Facility's maturity date to June 2018. The proceeds available under the Credit Facility, which are subject to specified conditions for borrowing, may be used for working capital and general corporate purposes.

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a national developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding our pipeline in the Multifamily segment and our expectation that we will receive a significant contribution from this segment starting in late 2015, our expectation that we will have another year of substantial profitability in 2015, our belief regarding the drivers of the housing market recovery and our belief that our core homebuilding business is well positioned to deliver strong top and bottom-line growth throughout the year. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include a slowdown in the recovery of real estate markets across the nation, or any downturn in such markets, including a slowdown or downturn in the Multifamily rental market; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Homebuilding and Multifamily businesses; decreased demand for our Multifamily rental properties, and our ability to successfully sell our apartments; unfavorable or unanticipated outcomes in legal proceedings that substantially exceed our expectations; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; reduced availability of mortgage financing and increased interest rates; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, for the fiscal year ended November 30, 2013. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, January 15, 2015. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-998-0517 and entering 5723593 as the confirmation number.
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11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2014	2013	2014	2013
Revenues:
Lennar Homebuilding	$2,328,189	1,755,033	7,025,130	5,354,947
Lennar Financial Services	138,034	99,728	454,381	427,342
Rialto	88,325	58,946	230,521	138,060
Lennar Multifamily	29,390	1,496	69,780	14,746
Total revenues	$2,583,938	1,915,203	7,779,812	5,935,095

Lennar Homebuilding operating earnings	$375,064	294,244	1,033,721	733,075
Lennar Financial Services operating earnings	30,236	17,020	80,138	85,786
Rialto operating earnings	36,417	15,570	44,079	26,128
Lennar Multifamily operating loss	(6,114)	(6,544)	(10,993)	(16,988)
Corporate general and administrative expenses	(57,660)	(43,318)	(177,161)	(146,060)
Earnings before income taxes	377,943	276,972	969,784	681,941
Provision for income taxes	(125,272)	(93,956)	(341,091)	(177,015)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	252,671	183,016	628,693	504,926
Less: Net earnings (loss) attributable to noncontrolling interests	7,348	18,932	(10,223)	25,252
Net earnings attributable to Lennar	$245,323	164,084	638,916	479,674

Average shares outstanding:
Basic	202,526	191,538	202,209	190,473
Diluted (1)	229,088	225,671	228,240	225,920

Earnings per share:
Basic	$1.20	0.84	3.12	2.48
Diluted	$1.07	0.73	2.80	2.15

Supplemental information:
Interest incurred (2)	$67,042	67,767	273,448	261,503

EBIT (3):
Net earnings attributable to Lennar	$245,323	164,084	638,916	479,674
Provision for income taxes	125,272	93,956	341,091	177,015
Interest expense	59,974	58,830	201,539	214,256
EBIT	$430,569	316,870	1,181,546	870,945

(1)
Diluted earnings per share includes an add back of interest of $2.0 million and $7.9 million for the three months and year ended November 30, 2014, respectively, related to the Company's 3.25% convertible senior notes and $2.8 million and $11.3 million for the three months and year ended November 30, 2013, respectively, related to the Company's 2.00% and 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2014	2013	2014	2013
Lennar Homebuilding revenues:
Sales of homes	$2,282,623	1,733,098	6,839,642	5,292,072
Sales of land	45,566	21,935	185,488	62,875
Total revenues	2,328,189	1,755,033	7,025,130	5,354,947

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,698,220	1,268,065	5,103,409	3,973,812
Cost of land sold	29,928	13,879	143,797	45,834
Selling, general and administrative	218,564	172,345	714,823	559,462
Total costs and expenses	1,946,712	1,454,289	5,962,029	4,579,108
Lennar Homebuilding operating margins	381,477	300,744	1,063,101	775,839
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	(3,659)	718	(355)	23,803
Lennar Homebuilding other income, net	2,438	13,325	7,526	27,346
Other interest expense	(5,192)	(20,543)	(36,551)	(93,913)
Lennar Homebuilding operating earnings	$375,064	294,244	1,033,721	733,075

Lennar Financial Services revenues	$138,034	99,728	454,381	427,342
Lennar Financial Services costs and expenses	107,798	82,708	374,243	341,556
Lennar Financial Services operating earnings	$30,236	17,020	80,138	85,786

Rialto revenues	$88,325	58,946	230,521	138,060
Rialto costs and expenses	74,290	56,829	249,114	151,072
Rialto equity in earnings from unconsolidated entities	16,011	6,476	59,277	22,353
Rialto other income, net	6,371	6,977	3,395	16,787
Rialto operating earnings	$36,417	15,570	44,079	26,128

Lennar Multifamily revenues	$29,390	1,496	69,780	14,746
Lennar Multifamily costs and expenses	35,269	7,915	95,227	31,463
Lennar Multifamily equity in earnings (loss) from unconsolidated entities	(235)	(125)	14,454	(271)
Lennar Multifamily operating loss	$(6,114)	(6,544)	(10,993)	(16,988)

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	Homes		Dollar Value		Average Sales Price
	Three Months Ended November 30,
Deliveries:	2014	2013	2014	2013	2014	2013
East	2,609	2,249	$740,763	616,548	$284,000	274,000
Central	904	752	269,632	203,354	298,000	270,000
West	1,374	1,021	600,412	419,161	437,000	411,000
Southeast Florida	915	623	294,164	186,592	321,000	300,000
Houston	768	670	206,383	185,964	269,000	278,000
Other	380	335	172,279	128,042	453,000	382,000
Total	6,950	5,650	$2,283,633	1,739,661	$329,000	308,000
Of the total homes delivered listed above, 2 homes with a dollar value of $1.0 million and an average sales price of $505,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2014, compared to 11 home deliveries with a dollar value of $6.6 million and an average sales price of $597,000 for the three months ended November 30, 2013.

New Orders:
East	2,150	1,765	$605,032	495,106	$281,000	281,000
Central	726	645	221,667	180,116	305,000	279,000
West	1,120	786	476,271	351,713	425,000	447,000
Southeast Florida	575	453	190,145	135,995	331,000	300,000
Houston	641	586	173,615	160,064	271,000	273,000
Other	280	263	116,159	115,970	415,000	441,000
Total	5,492	4,498	$1,782,889	1,438,964	$325,000	320,000
Of the total new orders listed above, 32 homes with a dollar value of $17.9 million and an average sales price of $558,000 represent new orders from unconsolidated entities for the three months ended November 30, 2014, compared to 10 new orders with a dollar value of $5.1 million and an average sales price of $509,000 for the three months ended November 30, 2013.

	Years Ended November 30,
Deliveries:	2014	2013	2014	2013	2014	2013
East	7,824	6,941	$2,234,086	1,834,794	$286,000	264,000
Central	3,156	2,814	908,195	736,558	288,000	262,000
West	4,141	3,323	1,775,587	1,190,385	429,000	358,000
Southeast Florida	2,086	1,741	686,994	502,175	329,000	288,000
Houston	2,482	2,266	675,927	604,212	272,000	267,000
Other	1,314	1,205	578,295	459,743	440,000	382,000
Total	21,003	18,290	$6,859,084	5,327,867	$327,000	291,000
Of the total homes delivered listed above, 32 homes with a dollar value of $19.4 million and an average sales price of $608,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2014, compared to 56 home deliveries with a dollar value of $35.8 million and an average sales price of $639,000 for the year ended November 30, 2013.

New Orders:
East	8,068	7,533	$2,303,916	2,066,065	$286,000	274,000
Central	3,473	2,805	1,021,839	763,895	294,000	272,000
West	4,516	3,231	1,956,157	1,243,831	433,000	385,000
Southeast Florida	2,055	1,879	685,536	576,781	334,000	307,000
Houston	2,643	2,419	720,453	649,472	273,000	268,000
Other	1,274	1,176	522,411	485,699	410,000	413,000
Total	22,029	19,043	$7,210,312	5,785,743	$327,000	304,000
Of the total new orders listed above, 95 homes with a dollar value of $56.8 million and an average sales price of $598,000 represent new orders from unconsolidated entities for the year ended November 30, 2014, compared to 55 new orders with a dollar value of $34.8 million and an average sales price of $632,000 for the year ended November 30, 2013.

14-14-14
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	Homes		Dollar Value		Average Sales Price
	November 30,
Backlog:	2014	2013	2014	2013	2014	2013
East	2,212	1,968	$672,204	600,257	$304,000	305,000
Central	961	644	310,726	195,762	323,000	304,000
West	991	616	437,492	257,498	441,000	418,000
Southeast Florida	576	607	214,606	215,988	373,000	356,000
Houston	830	669	225,737	180,665	272,000	270,000
Other	262	302	113,563	169,431	433,000	561,000
Total	5,832	4,806	$1,974,328	1,619,601	$339,000	337,000
Of the total homes in backlog listed above, 67 homes with a backlog dollar value of $39.8 million and an average sales price of $595,000 represent the backlog from unconsolidated entities at November 30, 2014, compared with 4 homes with a backlog dollar value of $2.5 million and an average sales price of $624,000 at November 30, 2013.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately, have operations located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2014	2013
Lennar Homebuilding debt	$4,690,213	4,194,432
Stockholders' equity	4,827,020	4,168,901
Total capital	$9,517,233	8,363,333
Lennar Homebuilding debt to total capital	49.3%	50.2%

Lennar Homebuilding debt	$4,690,213	4,194,432
Less: Lennar Homebuilding cash and cash equivalents	885,729	695,424
Net Lennar Homebuilding debt	$3,804,484	3,499,008
Net Lennar Homebuilding debt to total capital (1)	44.1%	45.6%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company's Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.